Ambhar Global Spirits, LLC
Unaudited Balance Sheet
Figures in USD

	2019	2020

ASSETS
Bank Accounts	413,995	156,383
Accounts Receivable	316,110	218,949
Other Current Assets	-	68,836
	730,105	444,168

Inventory	540,860	505,074
Fixed Assets	14,773	14,773
	555,633	519,846

Other Assets	3,401,943	3,201,943

TOTAL ASSETS	4,687,681	4,165,957

LIABILITIES AND EQUITY
Liabilities
Accounts Payable	143,773	90,943
Other Current Liabilities	38,787	-
	182,559	90,943

Equity
Member Contributions	16,496,976	18,136,939
Retained Earnings	(9,750,683)	(11,991,855)
Net Income	(2,241,171)	(2,070,071)
Total Equity	4,505,122	4,075,014

TOTAL LIABILITIES AND EQUITY	4,687,681	4,165,957

Ambhar Global Spirits, LLC
Unaudited Actual P&L Profit and Loss
Figures in USD

	2019	2020

Revenues	1,439,058	590,336
Total Income	1,439,058	590,336

Cost of Goods Sold	1,088,409	448,119
Gross Profit	350,649	142,216

Expenses
Bank Charges	9,948	5,757
Employee Compensation	1,209,587	1,044,705
Insurance	1,984	1,227
License & Permits	3,317	845
Marketing	841,621	439,934
T&E	285,845	150,967
Occupancy Expenses	12,036	9,103
Professional Services	22,599	58,480
Repair & Maintenance	-	51,124
other expenses	4,884	250,145
Total Expenses	2,391,820	2,012,287

EBITDA	(2,041,171)	(1,870,071)
Amortization Expense	(200,000)	(200,000)

Net Loss	(2,241,171)	(2,070,071)

Ambhar Global Spirits, LLC
Unaudited Statement of Cash Flows
January - December 2019

Total
OPERATING ACTIVITIES
Net Income	-2,241,171.15
Adjustments to reconcile Net Income to Net Cash provided by operations:
Accounts Receivable	-234,644.38
Due from Ambhar Mexico	67,566.56
Inventory Asset:Finished Product:Anejo Finished Product	-65,053.51
Inventory Asset:Finished Product:Cuatro Amores 100% Finished Product	76,942.00
Inventory Asset:Finished Product:Cuatro Amores 51% Finished Product	37,500.00
Inventory Asset:Finished Product:Plata Finished Product	-266,205.62
Inventory Asset:Finished Product:Reposado Finished Product	-107,240.12
Inventory Asset:Raw Materials:Bottle Caps	9,063.70
Inventory Asset:Raw Materials:Bottle Cord	-1,517.62
Inventory Asset:Raw Materials:Bottle Stickers	6,494.14
Inventory Asset:Raw Materials:Case Boxes	10,430.62
Inventory Asset:Raw Materials:Glass Bottles	-4,032.60
Inventory Asset:Raw Materials:Medallion	-1,346.85
Amortization	200,000.00
Accounts Payable	-284,768.61
Due to Marcas Globales Ambhar	38,786.51

Total Adjustments to reconcile Net Income to Net Cash provided by operations:	-$518,025.78
Net cash provided by operating activities	-$2,759,196.93
INVESTING ACTIVITIES
Cast Iron Bottle Mold	-14,772.64
Net cash provided by investing activities	-$14,772.64
FINANCING ACTIVITIES
Member Contributions:Contributions ALJA LLC	2,612,668.02
Member Contributions:Contributions Mark John	125,000.00
Net cash provided by financing activities	$2,737,668.02
Net cash increase for period	-$36,301.55
Cash at beginning of period	450,296.64
Cash at end of period	$413,995.09

Ambhar Global Spirits, LLC
Unaudited Statement of Cash Flows
January - December 2020

Total
OPERATING ACTIVITIES
Net Income	-2,070,070.55
Adjustments to reconcile Net Income to Net Cash provided by operations:
Accounts Receivable	97,160.98
Due from Marcas Globales Ambhar	-68,836.04
Inventory Asset:Finished Product:Anejo Cristalino Finished Product	-6,269.40
Inventory Asset:Finished Product:Anejo Finished Product	13,271.52
Inventory Asset:Finished Product:Extra Anejo Finished Product	-4,462.92
Inventory Asset:Finished Product:Plata Finished Product	86,985.89
Inventory Asset:Finished Product:Reposado Finished Product	12,072.90
Inventory Asset:Raw Materials:Bottle Caps	-21,622.30
Inventory Asset:Raw Materials:Bottle Cord	1,603.44
Inventory Asset:Raw Materials:Bottle Stickers	-433.46
Inventory Asset:Raw Materials:Case Boxes	-3,243.87
Inventory Asset:Raw Materials:Extra Anejo Wooden Box	-8,023.21
Inventory Asset:Raw Materials:Glass Bottles	-19,848.22
Inventory Asset:Raw Materials:Medallion	-12,701.80
Amortization	200,000.00
Accounts Payable	-54,371.87
Due to Marcas Globales Ambhar	-38,786.51

Total Adjustments to reconcile Net Income to Net Cash provided by operations:	$172,495.13
Net cash provided by operating activities	-$1,897,575.42
FINANCING ACTIVITIES
Member Contributions:Contributions ALJA LLC	1,629,962.83
Member Contributions:Contributions Andres Icaza	5,000.00
Member Contributions:Contributions Sergio Cortes	5,000.00
Net cash provided by financing activities	$1,639,962.83
Net cash increase for period	-$257,612.59
Cash at beginning of period	413,995.09
Cash at end of period	$156,382.50